Exhibit 99.1

Contact Information:
George C. Moore
Executive Vice President &
Chief Financial Officer
414-643-3000

FOR IMMEDIATE RELEASE

REXNORD LLC ANNOUNCES ACQUISITION OF

ZURN INDUSTRIES, INC.

MILWAUKEE, Wis. – February 7, 2007 – RBS Global, Inc., the parent company of Rexnord LLC, today announced the acquisition of the plumbing products business (“Zurn”) of Jacuzzi Brands, Inc. (NYSE: JJZ) for a cash purchase price of approximately $942 million, including transaction costs.

With this acquisition, Rexnord, a leading manufacturer of highly engineered power transmission, aerospace and other precision motion technology products, adds a new strategic water management platform.

Zurn is a leader in the multi-billion dollar non-residential construction and replacement markets for plumbing fixtures and fittings. It designs and manufactures plumbing products used in commercial and industrial construction, renovation, and facilities maintenance markets in North America, and holds leading market positions across most of its product lines.

Alex P. Marini, President & CEO, Water Management Group, stated, “We are pleased to be part of the Rexnord team. The expanded breadth and depth of our combined product portfolio and industry expertise will allow us to strengthen existing client relationships while affording us a unique opportunity to pursue exciting new avenues of growth.”

Bob Hitt, Rexnord’s President and Chief Executive Officer, said, “I am excited to welcome Zurn to the Rexnord family. I believe this acquisition will help us both continue to develop and implement our strategies to build upon already strong leadership positions. This acquisition will enhance Rexnord’s growth potential as a high quality, multi-industry company.”

Hitt noted that there will be minimal integration work for Rexnord as this acquired business will operate as a separate platform of the company, with facilities located in seven states. Marini, and the existing Zurn management team, will continue to run the company, providing leadership continuity.

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About RBS Global and Rexnord LLC

RBS Global is the parent company of Rexnord LLC, a portfolio company of Apollo Management. Headquartered in Milwaukee, Wisconsin, Rexnord is a leading manufacturer of highly engineered power transmission, aerospace and other precision motion technology products. With approximately 6000 employees, Rexnord products are sold by more than 300 direct sales representatives through a network of multiple service centers and warehouses backed by hundreds of independent stocking distributors. Additional information about the company can be found at www.rexnord.com and www.zurn.com